Exhibit 99.1

Omeros Responds to Statnews.com Story

SEATTLE, WA – August 23, 2017 – Omeros Corporation (NASDAQ: OMER) stated today that it continues to pursue legal action to hold responsible those behind a series of defamatory reports about the company posted online under the pseudonym “Art Doyle,” an entity or group that self-identifies as having a short position in Omeros’ stock. Because of its ongoing legal action, including a number of steps aimed at unmasking the identity of the individual(s) responsible, Omeros elected not to respond to queries from a writer for statnews.com who evidently had early access to and commented through Twitter on the initial “Art Doyle” false report before it was broadly made public.

While, for the reason stated above, Omeros will not engage in a running dialogue with this writer, the company will respond this one time to correct some of the inaccuracies in yesterday’s statnews.com story. Correct information is and has been publicly available to any individual wishing to obtain accurate background material.

•	The Superior Court of Washington for King County determined there was a likelihood that Omeros would prevail on its defamation claim against the “Art Doyle” entity(ies) and granted a motion for preliminary injunction requiring removal of the defamatory reports and prohibiting posting of further defamatory statements.

•	As of June 30, 2017, 54 patients had been enrolled in OMS721 Phase 2 clinical trials. Since then, the enrollment number has continued to increase. Presentations of OMS721 clinical data at international scientific meetings span February 2017 through June 2017. These presentations are directed to respective groups of patients and are not intended to reflect total patient counts. In addition, like most biopharmaceutical companies, Omeros does not routinely release all clinical data as they are generated.

•	As noted in the company’s press release dated August 4, 2017, more than 150 subjects had been dosed with OMS721, and that number continues to increase.

•	On March 16, 2017, Omeros publicly announced that enrollment had opened for its Phase 3 clinical trial evaluating OMS721 in patients with atypical hemolytic uremic syndrome, or aHUS. In connection with this study and consistent with regulations governing clinicaltrials.gov postings, a clinicaltrials.gov filing was made by the company on April 17, 2017. This date, as recorded by the website administrators at the National Institutes of Health, is found on the clinicaltrials.gov summary for this Phase 3 trial.

•	The estimated completion date of the aHUS Phase 3 clinical trial for approximately 80 patients is listed as 2020 on clinicaltrials.gov. The posting on clinicaltrials.gov also clearly states that an interim analysis will be conducted following treatment of approximately 40 patients for potential submission for regulatory approval. This is consistent with Omeros’ publicly available statements that, based on discussions with both FDA and the European Medicines Agency, the company received guidance from those regulatory bodies that 40 patients may be sufficient for accelerated approval in the U.S. and for full approval in Europe.

•	As noted in the company’s press release in February 2014, subjects in Omeros’ Phase 1 trial were dosed subcutaneously at increasing dose levels, with both subcutaneous and intravenous administration resulting in sustained and high degrees of lectin pathway inhibition. Since then, several cohorts of subjects have been administered repeated subcutaneous doses of OMS721, yielding comprehensive pharmacokinetic/pharmacodynamic (PK/PD) data.

•	Intravenous loading followed by subcutaneous maintenance dosing in the aHUS Phase 3 clinical trial is based on those comprehensive PK/PD data. According to the FDA medical review, Alexion similarly used pharmacokinetic modeling to determine the dosing regimen for eculizumab (Soliris®) in the aHUS indication.

•	Omeros, for competitive reasons and consistent with common practice in the industry, has not released any PK/PD data.

•	Following submission of a request for breakthrough therapy designation based on Phase 2 clinical data in patients with immunoglobulin A (IgA) nephropathy, Omeros received notification of breakthrough designation for OMS721 in IgA nephropathy in a letter from FDA dated June 8, 2017. As publicly disclosed, the Phase 3 clinical trial in this program is planned to initiate later this year.

Omeros accurately reports the status and results of its commercial, clinical and development programs and will continue its practice of providing updates when appropriate.

About Omeros’ MASP Programs

Omeros controls the worldwide rights to MASP-2 and all therapeutics targeting MASP-2, a novel pro-inflammatory protein target involved in activation of the complement system, which is an important component of the immune system. The complement system plays a role in the inflammatory response and becomes activated as a result of tissue damage or microbial infection. MASP-2 is the effector enzyme of the lectin pathway, one of the principal complement activation pathways. Importantly, inhibition of MASP-2 does not appear to interfere with the antibody-dependent classical complement activation pathway, which is a critical component of the acquired immune response to infection, and its abnormal function is associated with a wide range of autoimmune disorders. MASP-2 is generated by the liver and is then released into circulation. Adult humans who are genetically deficient in one of the proteins that activate MASP-2 do not appear to be detrimentally affected by the deficiency. OMS721 is Omeros’ lead human MASP-2 antibody.

Following discussions with both the FDA and the European Medicines Agency, a Phase 3 clinical program for OMS721 in atypical hemolytic uremic syndrome (aHUS) is in progress. A second Phase 3 clinical program for OMS721 has been initiated in immunoglobulin A (IgA) nephropathy. Also, two Phase 2 trials are ongoing. One is continuing to enroll OMS721 in IgA nephropathy following an earlier Phase 2 trial that generated positive data in patients with IgA nephropathy and with lupus nephritis; the other is enrolling and has reported positive data both in patients with hematopoietic stem cell transplant-associated thrombotic microangiopathy (TMA). A third Phase 3 program could begin later this year in stem cell transplant-associated TMA. OMS721 can be administered both intravenously and subcutaneously, and Omeros expects to commercialize each formulation of OMS721 for different therapeutic indications. In parallel, Omeros is developing small-molecule inhibitors of MASP-2. Based on requests from treating physicians, Omeros has established a compassionate-use program for OMS721, which is active in both the U.S. and Europe. The FDA has granted OMS721 breakthrough therapy designation for IgA nephropathy, orphan drug status for the prevention (inhibition) of complement-mediated TMAs and for the treatment of IgA nephropathy, and fast track designation for the treatment of patients with aHUS.

Omeros also has identified MASP-3 as responsible for the conversion of pro-factor D to factor D and as a critical activator of the human complement system’s alternative pathway. The alternative pathway is linked to a wide range of immune-related disorders. In addition to its lectin pathway inhibitors, the company is advancing its development of antibodies and small-molecule inhibitors against MASP-3 to block activation of the alternative pathway. Omeros is preparing to initiate manufacturing scale-up of its MASP-3 antibodies in advance of clinical trials.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac injection) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org